NEWS

Organic To Go Reports Second Quarter Results
Company to Host Conference Call Today at 1:30 PM PT

SEATTLE, Wash. - August 12, 2008 - Organic To GoTM (OTCBB: OTGO), the nation’s first fast casual café chain to be certified as an organic retailer, today reported financial results for the second quarter and six-month period ended June 30, 2008.

Highlights for the Second Quarter Include:
•	Revenue increased 56% to $6.0 million
•	Gross profit increased 77% to $3.6 million
•	Operating EBITDA improved to $(975,000) from $(1.7) million
•	Purchased 3 retail cafés all located in downtown Seattle
•	Purchased 4 retail cafés and catering operation in the greater Washington DC market
•	Signed franchise agreement for free-standing airport café at the San Diego International Airport
•	Launched PIZZA ORGANICOTM and upgraded the catering and delivery menu

Second Quarter Results
Revenue for the second quarter increased 56% to $6.0 million, as compared with revenues of $3.9 million in the same quarter last year. Gross profit increased 77% to $3.6 million, as compared with $2.1 million in the year-ago period. Gross profit margin improved to 60.5% for the second quarter, as compared with 53.3% in last year’s second quarter. The operating EBITDA loss for the second quarter was approximately $(975,000) as compared with an operating EBITDA loss of $(1.7) million for the same period last year. Net loss for the second quarter was approximately $(3.6) million, or $(0.10) per share, as compared with $(2.6) million, $(0.13) per share, for the same quarter last year.

Jason R. Brown, Founder, Chairman and Chief Executive Officer, said, “We are very pleased with our performance during the quarter, which reflects both substantial sales growth as well as a significant improvement in our operating margins. Our continued success comes at a time when you cannot turn on the news or read a paper and not see information surrounding the macro economics that are affecting real people and the companies they work in. From what we are hearing from many other companies, consumers are limiting their food consumption away from home, and that both the restaurant and food service industries are facing challenging conditions today due to softer top-line trends and higher inflation costs. We too have seen a quieting since the 4th of July, yet remain extremely confident that we are positioning our company for the right kind of solid growth, top and bottom line, as these economic winds change in the right geographic markets. Our experience plus numerous surveys simply confirm that educated consumer’s demand for clean, pesticide-free ingredients that are grown under sustainable conditions is becoming an integral part of our food culture and largely transcends these nearer-term economic concerns. As we continue to realize the many opportunities available to expand our business, we are leveraging our infrastructure in each of our regions and moving ever closer to EBITDA profitability.”

During the second quarter, retail sales, which includes café, delivery, and catering sales, were approximately $5.3 million ($2.7 million café sales and $2.6 million delivery and catering sales), an increase of 58% over the same period last year. Wholesale sales were $700,000, an increase of 46% over the same period last year. The Company acquired seven cafés during the second quarter in Seattle and the Washington, DC metropolitan area, and also closed one café in the Los Angeles area, bringing the total to 32 cafés as of June 30, 2008.

Brown continued, “In June and July, we launched our East Coast operations in the greater Washington DC area with the purchase of five prime retail locations and a strong catering operation through two separate transactions, building upon our extensive acquisition experience over the past two years. We have since opened a commissary kitchen and have already started delivering our delicious prepared food through our ’hub and spoke’ model, which is designed to accommodate our current café and delivery operations and has the capacity for significant growth in this market. We view metro DC as an attractive, underpenetrated market, and through the positive response we have already received from both consumers and the media for our organic and delicious American cuisine, we are already building awareness of our namesake brand in our nation’s capital.”

Six-Month Period Results
Revenue for the six-month period increased 50% to $11.2 million, as compared with revenues of $7.5 million in the same period last year. Gross profit increased 78% to $6.8 million, as compared with $3.8 million in the year-ago period. Gross profit margin improved to 61.3% for the six months, as compared with 51.3% in last year’s comparable period. The operating EBITDA loss for the six months was approximately $(1.8) million as compared with an operating EBITDA loss of $(3.1) million for the same period last year. Net loss for the six months was approximately $(6.4) million, or $(0.19) per share, as compared with $(5.1) million, $(0.32) per share, for the same period last year.

For the six months, retail sales, which includes café, delivery, and catering sales, were approximately $9.7 million ($5.0 million café sales and $4.6 million delivery and catering sales), an increase of 47% over the same period last year. Wholesale sales were $1.5 million, an increase of 66% over last year’s comparable period.

Brown concluded, “For the balance of the year, we look forward to executing on our business plan and further improving all of our operating metrics. With a strong balance sheet and experienced management team in place, we will create value for our shareholders through continued growth and development, while also rewarding all of our stakeholders by giving back to the communities that we serve.”

Conference Call
The Company will host a conference call to discuss second quarter financial results on Tuesday, August 12, 2008 at 1:30 PM PT. Hosting the call will be Jason R. Brown, Founder, Chairman and Chief Executive Officer, and Michael Gats, Chief Financial Officer.

Shareholders and other interested parties may participate in the conference call by dialing 877-407-0709 or (International) 201-689-8566. A replay of the conference call will be accessible until August 26, 2008 by dialing 877-660-6853 and entering the Account # 286 and the Conference ID # 293262. The call is also being webcast by Vcall and can be accessed at www.organictogo.com/merger.cfm or www.InvestorCalendar.com. The webcast will be available for replay through November 12, 2008.

Investors and interested parties can access the webcast by visiting the Company’s website at www.organictogo.com under the Investor Relations section.

About Organic To Go

Based in Seattle, Organic To Go is the nation’s first fast casual café chain to be certified as an organic retailer with locations in Seattle, Los Angeles, San Diego and the Washington, DC metropolitan area. Organic To Go’s delicious organic food is currently available in more than 170 locations including 32 cafes, more than 120 wholesale locations, 16 universities, 11 locations at Los Angeles international Airport and one franchise café scheduled to open soon at the San Diego International Airport. The company’s multi-channel business model includes retail, corporate catering and wholesale operations. Organic To Go’s mission is to become the leading branded provider of certified organic and natural, soups, salads, sandwiches, pizzas, entrees and other food products to corporate, university and other institutional customers in selected urban areas nationwide. All Organic To Go fare is made with organic ingredients whenever possible and is always natural, free of harmful chemicals and created with care. For more information, visit www.organictogo.com.

This press release includes statements that may constitute "forward-looking" statements. Forward-looking statements include statements that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words “estimate,” “project,” “intend,” “forecast,” “anticipate,” “plan,” “planning,” “expect,” “believe,” “will,” “will likely,” “should,” “could,” “would,” “may” or words or expressions of similar meaning. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, acceptance of the company's current and future products and services in the marketplace, the ability of the company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release.

INVESTOR CONTACT:	MEDIA CONTACT:
Terri MacInnis, Bibicoff + MacInnis, Inc. 818.379.8500	Stephanie Sampiere, ICR, Inc. 646.277.1222
terri@BibiMac.com	Stephanie.Sampiere@icrinc.com

Table A
Organic To Go Food Corporation
Condensed Consolidated Statements of Income (unaudited)
(In thousands except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2008	2007	2008

Sales	$3,854	$6,020	$7,472	$11,195

Cost of sales	1,799	2,378	3,641	$4,359

Gross profit	2,055	3,642	3,831	6,836

Operating expenses	3,915	5,133	7,384	$9,338
Depreciation and amortization	704	2,066	1,138	$3,836
Total operating expenses	4,619	7,199	8,522	13,174

Loss from operations	(2,564)	(3,557)	(4,691)	(6,338)

Interest income (expense), net	(68)	(42)	(415)	$(107)
Other income (expense), net	(14)	-	(14)	-
Loss before income taxes	(2,646)	(3,599)	(5,120)	(6,445)

Income taxes	-	-	-	-

Net loss	$(2,646)	$(3,599)	$(5,120)	$(6,445)

Basic and diluted net loss per share	$(0.13)	$(0.10)	$(0.32)	$(0.19)

Weighted average shares outstanding	20,683	36,600	15,788	34,039

Table B
Reconciliation of Net Income to Operating EBITDA
(In thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2008	2007	2008

Net Loss	$(2,646)	$(3,599)	$(5,120)	$(6,445)
Interest Expense	68	42	415	107
Depreciation and Amortization	704	2,066	1,138	3,836

EBITDA	(1,874)	(1,491)	(3,567)	(2,502)
Adjustments:
Pre-Opening And Acquisition
Related Expenses	9	215	9	225
Public Company Costs	167	124	342	194
Stock Based Compensation	9	177	77	292

Operating EBITDA	(1,689)	(975)	(3,139)	(1,791)

We define EBITDA as earnings before interest expense, taxes, depreciation and amortization. Although not prescribed under GAAP, we believe the presentation of EBITDA is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies that have different financing, capital or tax structures. EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. EBITDA, as we calculate it, may not be comparable to EBITDA measures reported by other companies. In addition, EBITDA does not represent funds available for discretionary use.

Table C
Condensed Consolidated Balance Sheets (unaudited, unless otherwise stated)
(In thousands except per share amounts)

	(audited)	(unaudited)
	December 31,	June 30,
	2007	2008

ASSETS
Current assets:
Cash and cash equivalents	$668	$6,144
Accounts receivable, net	1,099	1,513
Inventory	845	1,813
Prepaid expenses and other current assets	489	1,127
Total current assets	3,101	10,597

Property and equipment, net	5,465	8,001
Identifiable intangible assets, net	3,853	6,513
Deposits and other assets	521	292
TOTAL ASSETS	$12,940	$25,403
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,040	$2,867
Accrued liabilities	780	665
Current portion of notes payable, net of discount	1,474	1,410
Current portion of capital lease obligations	463	797
Total current liabilities	4,757	5,739

Deferred rent	52	151
Notes payable, net of current portion	1,044	1,752
Capital lease obligations, net of current portion	440	1,230
TOTAL LIABILITIES	6,293	8,872

Commitments and Contingencies
Stock Subscription	-	5,000

Shareholders’ equity:
Preferred Stock - $0.001 par value per share, 10,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock and additional paid-in capital - $0.001 par value per share, 500,000,000 shares authorized, 27,758,326 and 36,903,543 shares issued and outstanding	33,215	44,544
Accumulated deficit	(26,568)	(33,013)
TOTAL SHAREHOLDERS’ EQUITY	6,647	11,531

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$12,940	$25,403